Exhibit 99

NEWS RELEASE
July 29, 2022
Contact:	Julie R. Smolinski	Telephone: (808) 543-7300
	Vice President, Investor Relations & Corporate Sustainability	E-mail: ir@hei.com

AMERICAN SAVINGS BANK REPORTS SECOND QUARTER 2022 FINANCIAL RESULTS
2Q 2022 Net Income of $17.5 million
Strong Loan Growth, Expanding Net Interest Margin, Favorable Credit Trends and More Normalized Provision

HONOLULU - American Savings Bank, F.S.B. (ASB), a wholly owned subsidiary of Hawaiian Electric Industries, Inc. (NYSE - HE), today reported second quarter 2022 net income of $17.5 million. ASB grew net interest income compared to the first quarter of 2022 and the second quarter of 2021, benefiting from strong loan growth and a rising interest rate environment, while credit quality has improved. With the bank’s loan growth, the quarter also saw a return to a more normalized provision expense following five consecutive quarters of negative provision.
“Our second quarter results reflect solid execution from our team and an earnings level that is driven by a more normalized provision in comparison to recent periods,” said Ann Teranishi, president and chief executive officer of ASB. “We saw strong loan growth across our portfolio during the quarter, and credit quality has been trending favorably,” said Teranishi. “We continue to make progress in our digital transformation to meet our customers’ needs, including our recent launch of Zelle in our mobile banking platform, providing a fast, safe and easy way for customers to send and receive money with those they trust.”
Financial Highlights
Net income in the second quarter was $17.5 million, compared to $23.9 million in the first, or linked quarter of 2022 and $30.3 million in the second quarter of 2021.
Net interest income of $61.8 million was up from $59.0 million in the linked quarter, and $60.8 million in the second quarter of 2021. The increase versus the linked quarter reflected earning asset growth and higher yields in the commercial and commercial real estate loan portfolios, partially offset by lower fee income associated with the Paycheck Protection Program

(PPP) portfolio as PPP loans continued to pay down. The increase versus the prior year quarter reflected higher average earning assets partially offset by lower PPP fee income. Net interest margin was 2.85% compared to 2.79% in the linked quarter, and 2.98% in the second quarter last year.
In the second quarter ASB recorded a provision for credit losses of $2.8 million compared to a negative provision for credit losses of $3.3 million in the linked quarter and $12.2 million in the second quarter of 2021. The quarter’s higher provision reflected provisioning for the strong loan growth generated during the quarter, partially offset by favorable credit trends that led to the release of reserves (which reduces provision). As of June 30, 2022, ASB’s allowance for credit losses to outstanding loans was 1.28% compared to 1.30% as of March 31, 2022 and 1.51% as of June 30, 2021.
The net charge-off ratio for the second quarter of 2022 was nil, compared to 0.01% in the linked quarter and 0.04% in the second quarter of 2021. Nonaccrual loans as a percent of total loans receivable held for investment were 0.40% in the second quarter of 2022, compared to 0.72% in the linked quarter and 1.03% in the prior year quarter.
Noninterest income was $12.5 million in the second quarter of 2022 compared to $16.1 million in the linked quarter and $15.2 million in the second quarter of 2021. The decrease compared to the linked quarter was primarily due to the gain on sale of real estate recorded in the first quarter of 2022, lower fees from other financial services, lower bank-owned life insurance income and lower mortgage banking income. The decrease compared to the prior year quarter was primarily due to lower bank-owned life insurance income, lower mortgage banking income and lower fees from other financial services.
Noninterest expense was $49.4 million compared to $48.2 million in the linked quarter and $48.2 million in the second quarter of 2021. The increase in noninterest expense versus the linked quarter was primarily due to increased compensation and benefits expenses and higher data processing costs. The increase in noninterest expense versus the same quarter last year was primarily due to higher occupancy costs and marketing expenses.
Total earning assets as of June 30, 2022 were $8.7 billion, up 2.6% from December 31, 2021.
Total loans were $5.4 billion as of June 30, 2022, up 4.2% from December 31, 2021, reflecting growth across nearly the entire portfolio and driven by strong growth in commercial real estate loans.

Total deposits were $8.3 billion as of June 30, 2022, an increase of 1.0% from December 31, 2021. For the second quarter of 2022, the average cost of funds was 0.05%, flat versus the linked quarter and down two basis points versus the same quarter last year.
For the second quarter of 2022 return on average equity was 12.2% compared to 13.7% in the linked quarter and 16.8% in the second quarter of 2021. Return on average assets was 0.76% for the second quarter of 2022, compared to 1.04% in the linked quarter and 1.38% in the same quarter last year.
In the second quarter of 2022, ASB paid dividends of $12.0 million to HEI. ASB had a Tier 1 leverage ratio of 7.7% as of June 30, 2022.
HEI EARNINGS RELEASE, HEI WEBCAST AND CONFERENCE CALL TO DISCUSS EARNINGS AND 2022 GUIDANCE
Concurrent with ASB’s regulatory filing 30 days after the end of the quarter, ASB announced its second quarter 2022 financial results today. Please note that these reported results relate only to ASB and are not necessarily indicative of HEI’s consolidated financial results for the second quarter of 2022.
HEI plans to announce its second quarter 2022 consolidated financial results on Monday, August 8, 2022 and will also conduct a webcast and conference call at 10:15 a.m. Hawaii time (4:15 p.m. Eastern time) that same day to discuss its consolidated earnings, including ASB’s earnings, and 2022 guidance.
To listen to the conference call, dial 1-844-200-6205 (U.S.) or +1-929-526-1599 (international) and enter passcode 638186. Parties may also access presentation materials and/or listen to the conference call by visiting the conference call link on HEI’s website at www.hei.com under “Investor Relations,” sub-heading “News and Events — Events and Presentations.”
A replay will be available online and via phone. The online replay will be available on HEI’s website about two hours after the event. An audio replay will also be available about two hours after the event through August 22, 2022. To access the audio replay, dial 1-866-813-9403 (U.S.) or +44-204-525-0658 (international) and enter passcode 484022.
HEI and Hawaiian Electric Company, Inc. (Hawaiian Electric) intend to continue to use HEI’s website, www.hei.com, as a means of disclosing additional information; such disclosures will be included in the Investor Relations section of the website. Accordingly, investors should routinely monitor the Investor Relations section of HEI’s website, in addition to following HEI’s, Hawaiian Electric’s and ASB’s press releases, HEI’s and Hawaiian Electric’s Securities and

Exchange Commission (SEC) filings and HEI’s public conference calls and webcasts. Investors may sign up to receive e-mail alerts via the “Investor Relations” section of the website. The information on HEI’s website is not incorporated by reference into this document or into HEI’s and Hawaiian Electric’s SEC filings unless, and except to the extent, specifically incorporated by reference.
Investors may also wish to refer to the Public Utilities Commission of the State of Hawaii (PUC) website at dms.puc.hawaii.gov/dms to review documents filed with, and issued by, the PUC. No information on the PUC website is incorporated by reference into this document or into HEI’s and Hawaiian Electric’s SEC filings.
The HEI family of companies provides the energy and financial services that empower much of the economic and community activity of Hawaii. HEI’s electric utility, Hawaiian Electric, supplies power to approximately 95% of Hawaii’s population and is undertaking an ambitious effort to decarbonize its operations and the broader state economy. Its banking subsidiary, ASB, is one of Hawaii’s largest financial institutions, providing a wide array of banking and other financial services and working to advance economic growth, affordability and financial fitness. HEI also helps advance Hawaii’s sustainability goals through investments by its non-regulated subsidiary, Pacific Current. For more information, visit www.hei.com.
FORWARD-LOOKING STATEMENTS
This release may contain “forward-looking statements,” which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as “will,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates” or similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects or possible future actions are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and the accuracy of assumptions concerning HEI and its subsidiaries, the performance of the industries in which they do business and economic, political and market factors, among other things. These forward-looking statements are not guarantees of future performance.
Forward-looking statements in this release should be read in conjunction with the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” discussions (which are incorporated by reference herein) set forth in HEI’s Annual Report on Form 10-K for the year ended December 31, 2021 and HEI’s other periodic reports that discuss important factors that could cause HEI’s results to differ materially from those anticipated in such statements. These forward-looking statements speak only as of the date of the report, presentation or filing in which they are made. Except to the extent required by the federal securities laws, HEI, Hawaiian Electric, ASB and their subsidiaries undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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American Savings Bank, F.S.B.
STATEMENTS OF INCOME DATA
(Unaudited)

	Three months ended			Six months ended June 30
(in thousands)	June 30, 2022	March 31, 2022	June 30, 2021	2022	2021
Interest and dividend income
Interest and fees on loans	$48,129	$46,005	$51,026	$94,134	$100,973
Interest and dividends on investment securities	14,693	13,984	11,040	28,677	19,713
Total interest and dividend income	62,822	59,989	62,066	122,811	120,686
Interest expense
Interest on deposit liabilities	921	947	1,281	1,868	2,743
Interest on other borrowings	139	5	23	144	50
Total interest expense	1,060	952	1,304	2,012	2,793
Net interest income	61,762	59,037	60,762	120,799	117,893
Provision for credit losses	2,757	(3,263)	(12,207)	(506)	(20,642)
Net interest income after provision for credit losses	59,005	62,300	72,969	121,305	138,535
Noninterest income
Fees from other financial services	4,716	5,587	5,464	10,303	10,537
Fee income on deposit liabilities	4,552	4,691	3,904	9,243	7,767
Fee income on other financial products	2,529	2,718	2,201	5,247	4,643
Bank-owned life insurance	(142)	681	1,624	539	4,185
Mortgage banking income	372	1,077	1,925	1,449	6,225
Gain on sale of real estate	—	1,002	—	1,002	—
Gain on sale of investment securities, net	—	—	—	—	528
Other income, net	475	372	76	847	348
Total noninterest income	12,502	16,128	15,194	28,630	34,233
Noninterest expense
Compensation and employee benefits	27,666	27,215	27,670	54,881	55,707
Occupancy	5,467	5,952	5,100	11,419	10,069
Data processing	4,484	4,151	4,533	8,635	8,884
Services	2,522	2,439	2,475	4,961	5,337
Equipment	2,402	2,329	2,394	4,731	4,616
Office supplies, printing and postage	1,073	1,060	978	2,133	2,022
Marketing	934	1,018	665	1,952	1,313
FDIC insurance	891	808	788	1,699	1,604
Other expense	3,959	3,241	3,568	7,200	6,122
Total noninterest expense	49,398	48,213	48,171	97,611	95,674
Income before income taxes	22,109	30,215	39,992	52,324	77,094
Income taxes	4,643	6,345	9,708	10,988	17,254
Net income	$17,466	$23,870	$30,284	$41,336	$59,840
Comprehensive income (loss)	$(71,369)	$(98,571)	$47,283	$(169,940)	$31,085
OTHER BANK INFORMATION (annualized %, except as of period end)
Return on average assets	0.76	1.04	1.38	0.90	1.39
Return on average equity	12.17	13.70	16.76	13.01	16.40
Return on average tangible common equity	14.20	15.53	18.92	14.95	18.48
Net interest margin	2.85	2.79	2.98	2.82	2.97
Efficiency ratio	66.52	64.14	63.42	65.32	62.89
Net charge-offs to average loans outstanding	0.00	0.01	0.04	0.01	0.11
As of period end
Nonaccrual loans to loans receivable held for investment	0.40	0.72	1.03
Allowance for credit losses to loans outstanding	1.28	1.30	1.51
Tangible common equity to tangible assets	4.9	5.8	7.5
Tier-1 leverage ratio	7.7	7.8	8.0
Dividend paid to HEI (via ASB Hawaii, Inc.) ($ in millions)	$12.0	$15.0	$23.0	$27.0	$28.0
This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC. Results of operations for interim periods are not necessarily indicative of results to be expected for future interim periods or the full year.

American Savings Bank, F.S.B.
BALANCE SHEETS DATA
(Unaudited)

(in thousands)	June 30, 2022		December 31, 2021
Assets
Cash and due from banks		$128,971		$100,051
Interest-bearing deposits		12,054		151,189
Cash and cash equivalents		141,025		251,240
Investment securities
Available-for-sale, at fair value		2,444,267		2,574,618
Held-to-maturity, at amortized cost		513,767		522,270
Stock in Federal Home Loan Bank, at cost		13,200		10,000
Loans held for investment		5,426,995		5,211,114
Allowance for credit losses		(69,456)		(71,130)
Net loans		5,357,539		5,139,984
Loans held for sale, at lower of cost or fair value		3,738		10,404
Other		659,139		590,897
Goodwill		82,190		82,190
Total assets		$9,214,865		$9,181,603
Liabilities and shareholder’s equity
Deposit liabilities–noninterest-bearing		$2,993,900		$2,976,632
Deposit liabilities–interest-bearing		5,259,636		5,195,580
Other borrowings		241,610		88,305
Other		187,770		193,268
Total liabilities		8,682,916		8,453,785
Common stock		1		1
Additional paid-in capital		354,966		353,895
Retained earnings		426,040		411,704
Accumulated other comprehensive loss, net of tax benefits
Net unrealized losses on securities	$(241,301)		$(32,037)
Retirement benefit plans	(7,757)	(249,058)	(5,745)	(37,782)
Total shareholder’s equity		531,949		727,818
Total liabilities and shareholder’s equity		$9,214,865		$9,181,603

This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC.